EXHIBIT 5.1
[LETTERHEAD OF GIBSON, DUNN & CRUTCHER LLP]
March 28, 2006

(415) 393-8200	C 18861-00149

(415) 986-5309

Cadence Design Systems, Inc.
2655 Seely Avenue, Building 5
San Jose, CA 95134

Re:	Cadence Design Systems, Inc.
Registration Statement on Form S-8
Ladies and Gentlemen:
     We have examined the Registration Statement on Form S-8 (the “Registration Statement”), of Cadence Design Systems, Inc., a Delaware corporation (the “Company”) filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), in connection with the offering by the Company of up to 305,748 shares of the Company’s common stock, par value $0.01 per share (the “Shares”), subject to issuance by the Company upon exercise of options granted under the Praesagus Inc. 2001 Employee, Director and Consultant Stock Option Plan and the Praesagus Inc. 2005 Equity Incentive Plan (together, the “Plans”). The options issuable under the Plans were assumed by the Company pursuant to the terms of that certain Agreement and Plan of Merger, dated as of March 17, 2006, by and among the Company, Daffodil Acquisition, Inc., a Delaware corporation and wholly owned subsidiary of the Company, Praesagus Inc., a Delaware corporation, and Taber Smith, as Stockholder Agent.
     We have examined the originals, or photostatic or certified copies, of such records of the Company and certificates of officers of the Company and of public officials and such other documents as we have deemed relevant and necessary as the basis for the opinions set forth below. In our examination, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies.
     Based upon the foregoing examination and in reliance thereon, and subject to the assumptions stated and in reliance on statements of fact contained in the documents that we have examined, we are of the opinion that the Shares, when issued in accordance with the terms of the Plan, will be validly issued, fully paid and non-assessable.
     We render no opinion herein as to matters involving the laws of any jurisdiction other than the Delaware General Corporation Law (the “DGCL”). We are not admitted to practice in the State of Delaware; however, we are generally familiar with the DGCL as currently in effect and have made such inquiries as we consider necessary to render the opinions above. This opinion is limited to the effect of the current state of the law of the DGCL and the facts as they currently exist. We assume no obligation to revise or supplement this opinion in the event of future changes in such law or the interpretations thereof or such facts.
     We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission.
Very truly yours,
/s/ GIBSON, DUNN & CRUTCHER LLP